Exhibit 10(d)

BANK OF AMERICA PENSION RESTORATION PLAN

(as amended and restated effective January 1, 2002)

BANK OF AMERICA PENSION RESTORATION PLAN

i

Section 5.6	Applicable Law	18

Section 5.7	Merged Plans	18

Section 5.8	Status Under the Act	18

Section 5.9	Claims Procedure	18

Section 5.10	Limited Effect of Restatement	18

Section 5.11	Binding Effect	19

ii

BANK OF AMERICA PENSION RESTORATION PLAN

(as amended and restated effective January 1, 2002)

THIS INSTRUMENT OF AMENDMENT AND RESTATEMENT is executed by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”);

Statement of Purpose

The Corporation and certain of its affiliates (collectively with the Corporation, the “Participating Employers”) sponsor the Bank of America Pension Restoration Plan (the “Restoration Plan”). The purpose of the Restoration Plan is to provide benefits which would have accrued to participants in The Bank of America Pension Plan (the “Pension Plan”) but for certain benefit limitations imposed by the Internal Revenue Code.

By this Instrument, the Participating Employers are amending and restating the Restoration Plan effective January 1, 2002 to (i) make a number of design changes to the Restoration Plan and (ii) otherwise meet current needs. The Participating Employers have reserved the right to amend the Plan at any time and have delegated to the Corporation the right to amend the Plan on behalf of all Participating Employers.

NOW, THEREFORE, for the purposes aforesaid, the Corporation, on behalf of the Participating Employers, hereby amends and restates the Restoration Plan effective January 1, 2002 to consist of the following Articles I through V:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.    Unless the context clearly indicates otherwise, when used in the Restoration Plan:

Amendment or Termination Date means the date on which an amendment to or termination of the Restoration Plan is adopted by the Corporation or, if later, the effective date of such amendment or termination.

Applicable Minimum Benefits Provisions means:

(A)    for the period from July 1, 1998 through June 30, 2000, Section 6.4(b) of the Pension Plan; and

(B)    for periods from and after July 1, 2000, (i) if Pension Plan benefits are payable in a single cash payment, Section 6.5(b)(1) of the Pension Plan, and (ii) if Pension Plan benefits are payable in an annuity method, Section 6.5(b)(2) of the Pension Plan.

Beneficiary means the “Beneficiary” of a Participant under the Pension Plan.

Change of Control means, and shall be deemed to have occurred upon, any of the following events:

(A)    The acquisition by any person, individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, a “Person”) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either:

(i) The then-outstanding shares of common stock of the Corporation (the “Outstanding Shares”); or

(ii) The combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors of the Corporation (the “Outstanding Voting Securities”);

provided, however, that the following acquisitions shall not constitute a Change of Control for purposes of this subparagraph (A): (a) any acquisition directly from the Corporation, (b) any acquisition by the Corporation or any of its subsidiaries, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (C) below; or

(B)    Individuals who, as of September 30, 1998, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation; provided, however, that any individual who becomes a director subsequent to September 30, 1998 and whose election, or whose nomination for election by the Corporation’s shareholders, to the Board of Directors of the Corporation was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(C)    Approval by the Corporation’s shareholders of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act), respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of, respectively, the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board of Directors of the Corporation, providing for such Business Combination; or

(D)    Approval by the Corporation’s shareholders of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred for purposes of this Plan as a result of the transactions contemplated by that certain Agreement and Plan of Reorganization between the Corporation and BankAmerica Corporation dated April 10, 1998.

Code means the Internal Revenue Code of 1986. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

Code Limitations means any one or more of the limitations and restrictions that Sections 401(a)(17) and 415 of the Code place on the accrual of benefits under the Pension Plan.

Committee means the committee designated pursuant to Section 2.1 of the Restoration Plan.

Completion Incentive means an incentive award payable to a Participant upon completion of an assignment outside the United States, which incentive award relates to one or more Plan Years, all pursuant to an incentive arrangement approved for purposes of this Plan by the Committee.

Conversion Date means July 1, 1998.

Corporation is defined in the introduction as Bank of America Corporation, a Delaware corporation, and any successor thereto. Prior to September 30, 1998, the Corporation was named “NationsBank Corporation,” and from September 30, 1998 through April 28, 1999 the Corporation was named “BankAmerica Corporation.”

EIP means the Bank of America Corporation Equity Incentive Plan, as in effect from time to time.

Lump Sum Benefit of a Participant means the Participant’s Restoration Plan benefits expressed as a single lump sum amount. If a Participant’s Restoration Plan benefits are not determined under Section 3.5, then the Participant’s Lump Sum Benefit shall equal the amount credited to the Participant’s Restoration Account from time to time. However, if a Participant’s Restoration Plan benefits are determined under Section 3.5, then the Participant’s Lump Sum Benefit shall equal the Actuarial Equivalent lump sum value of the Participant’s Restoration Plan benefits determined under Section 3.5.

Participant means a “Participant” as defined in the Pension Plan.

Participating Employer means each “Participating Employer” under (and as defined in) the Pension Plan which have adopted the Restoration Plan. In addition, the Personnel Group, in its sole and exclusive discretion, may designate certain other entities as “Participating Employers” under the Restoration Plan for such purposes as the Personnel Group may determine from time to time.

Pension Plan is defined in the Statement of Purpose as The Bank of America Pension Plan, as in effect from time to time. From July 1, 1998 through July 1, 2000 the Pension Plan was named “The NationsBank Cash Balance Plan”, and prior to July 1, 1998 the Pension Plan was named “The NationsBank Pension Plan.”

Personnel Group means the Personnel Group of the Corporation.

Plan Year means the twelve-month period commencing January 1 and ending the following December 31.

Restoration Account means the bookkeeping account established and maintained on the books and records of the Restoration Plan for a Participant pursuant to Article III.

Restoration Credit means the amount credited to a Participant’s Restoration Account as of the end of a pay period pursuant to Section 3.2(c).

Restoration Plan is defined in the Statement of Purpose as this plan: the Bank of America Pension Restoration Plan as in effect from time to time. From July 1, 1998 through June 30, 2000, the Restoration Plan was named “The NationsBank Cash Balance Restoration Plan”, and prior to July 1, 1998 the Restoration Plan was named the “NationsBank Corporation and Designated Subsidiaries Supplemental Retirement Plan”.

Retirement or Retire means:

(A)    Prior to November 16, 2001, termination of employment with the Participating Employers after having attained at least age fifty-five (55); and

(B)    From and after November 16, 2001, termination of employment with the Participating Employers upon the earlier of (i) having attained at least age fifty-five (55) or (ii) qualifying for “Retirement” as defined from time to time under The Bank of America 401(k) Plan.

SERP means either the Bank of America Supplemental Executive Retirement Plan (sometimes more commonly referred to as “SERP I”) or the Bank of America Supplemental Executive Retirement Plan for Senior Management Employees (sometimes more commonly referred to as “SERP II”).

SRP means the BankAmerica Supplemental Retirement Plan, but only to the extent that the SRP restored benefits under the BankAmerica Pension Plan.

Any capitalized terms used in the Restoration Plan that are defined in the documents comprising the Pension Plan have the meanings assigned to them in the Pension Plan, unless such terms are otherwise defined above in this Article or unless the context clearly indicates otherwise.

ARTICLE II

PLAN ADMINISTRATION

Section 2.1    Committee.    The Restoration Plan shall be administered by the “Committee” under (and as defined in) the Pension Plan (although certain provisions of the Restoration Plan shall be administered by the Personnel Group as specified herein). The Committee shall be empowered to interpret the provisions of the Restoration Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Restoration Plan by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of the Restoration Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Restoration Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Restoration Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Restoration Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

ARTICLE III

PENSION RESTORATION BENEFITS

Section 3.1    Eligibility for Benefits.    Subject to Section 5.10, any Participant who is paid a benefit under the Pension Plan on or after the Conversion Date shall be eligible to receive benefits under this Restoration Plan. Subject to Sections 3.5 and 3.6 below, the amount of a Participant’s Restoration Plan benefits shall equal the amount (if any) credited to the Participant’s Restoration Account from time to time, which such benefits shall become payable as provided in Section 3.4 below.

Section 3.2    Restoration Accounts.

(a)    General.    A Restoration Account shall be established and maintained on the books and records of the Restoration Plan for each Participant who has an amount credited in accordance with the provisions of this Section 3.2.

(b)    Initial Restoration Account Balance.    The Restoration Account established for a Participant shall be credited with an initial balance equal to the excess (if any) of Amount A over Amount B, where:

Amount A equals the initial balance that would have been credited to the Participant’s pension account under the Pension Plan as of the Conversion Date if (i) the Code Limitations did not apply to the Pension Plan and (ii) the Participant’s compensation under the Pension Plan included any amounts which were disregarded because of the Participant’s deferral of such amounts pursuant to an election under the Bank of America 401(k) Restoration Plan or any other nonqualified deferred compensation plan designated by the Personnel Group; and

Amount B equals the initial balance actually credited to the Participant’s pension account under the Pension Plan as of the Conversion Date.

(c)    Restoration Credits.    At the end of each pay period, the Restoration Account of each Participant shall be credited with a Restoration Credit the amount of which shall be equal to the excess (if any) of Amount A over Amount B, where:

Amount A equals the compensation credit that would have been allocated to the Participant’s pension account under the Pension Plan as of such date if (i) the Code Limitations did not apply to the Pension Plan, (ii) the Participant’s compensation under the Pension Plan included the amounts, if any, deferred by the Participant under the Bank of America 401(k) Restoration Plan or any other nonqualified deferred compensation plan designated by the Personnel Group, and (iii) the Participant’s compensation under the Pension Plan included the “Principal Amount” (as defined under the EIP) of any annual incentive awards earned for performance periods beginning on or after January 1, 2002; and

Amount B equals the compensation credit actually allocated to the Participant’s pension account under the Pension Plan as of such date.

For purposes hereof, the EIP Principal Amount for a Covered Associate who is in Band 0 shall be the amount communicated to the Personnel Group by the Corporation’s Executive Compensation group as the EIP Principal Amount.

(d)    Limit on Certain Incentive Compensation.    Notwithstanding any provision of the Restoration Plan to the contrary, in no event shall an amount be credited to a Participant’s Restoration Account or otherwise accrued hereunder with respect to any portion of the Participant’s bonuses, commissions or other incentive compensation payable for a Plan Year

(inclusive of the EIP Principal Amount with respect thereto, regardless of the year earned and regardless of whether the cash portion of any such bonus, commission or other incentive compensation is paid currently to the Participant or deferred pursuant to the Bank of America 401(k) Restoration Plan or any other non-qualified deferred compensation plan) in excess of One Million Dollars ($1,000,000).

Section 3.3    Account Adjustments.

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(a)    Account Adjustments for Deemed Investments.    The Committee shall from time to time designate one or more investment vehicle(s) in which the Restoration Accounts of Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under other plans sponsored by a Participating Employer (including the “Investment Measures” under the Pension Plan). Each Participant shall designate the investment vehicle(s) in which his or her Restoration Account shall be deemed to be invested according to the procedures developed by the Personnel Group, except as otherwise required by the terms of the Restoration Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s) under this subparagraph, and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. Effective July 1, 2000, the designated investment vehicles shall be (and shall remain until such time as changed by the Committee in its sole discretion from time to time according to its procedures for designating investments) the following:

(i) Nations LifeGoal Income & Growth Portfolio;

(ii) Nations LifeGoal Balanced Growth Portfolio;

(iii) Nations LifeGoal Growth Portfolio;

(iv) Nations LargeCap Index Fund;

(v) Nations MidCap Index Fund;

(vi) Nations SmallCap Index Fund;

(vii) Stable Capital Fund;

(viii) Nations Bond Fund;

(ix) Nations Value Fund;

(x) Nations International Equity Fund;

(xi) Nations Marsico Focused Equities Fund;

(xii) Bank of America Corporation Common Stock Fund; and

(xiii) Effective as of January 1, 2003, Batterymarch U.S. Small Capitalization Equity Portfolio.

The Committee shall also establish from time to time a default fund into which a Participant’s Restoration Account shall be deemed to be invested if the Participant fails to provide investment instructions pursuant to this Section 3.3(a). Effective July 1, 2000, such default fund shall be the Stable Capital Fund.

(b)    Periodic Account Adjustments.    Each Restoration Account shall be adjusted from time to time at such intervals as determined by the Personnel Group. The Personnel Group may determine the frequency of account adjustments by reference to the frequency of account adjustments under another plan sponsored by a Participating Employer. The amount of the adjustment shall equal the amount that each Participant’s Restoration Account would have earned (or lost) for the period since the last adjustment had the Restoration Account actually been invested in the Pension Plan in the deemed investment vehicle(s) designated by the Participant for such period pursuant to Section 3.3(a).

(c)    Account Adjustments in Connection With Benefit Commencement Date.    Notwithstanding any provision of the Restoration Plan to the contrary, the Personnel Group may cause a Participant’s Restoration Account to be adjusted in a manner other than based on the Participant’s investment election as the Personnel Group may in its discretion determine from time to time in order to calculate the amount of the Participant’s Restoration Plan benefits that become payable on or after the Participant’s Benefit Commencement Date (including in connection with determining the amount of installment payments as provided under Section 3.4(e) below).

Section 3.4    Time and Method of Benefit Payments.

(a)    Applicable Provisions.    The provisions of this Section 3.4 shall apply to the payment of Restoration Plan benefits for Benefit Commencement Dates from and after July 1, 2000. Exhibit A attached hereto and made a part hereof contains the applicable payment provisions that apply to the payment of Restoration Plan benefits for Benefit Commencement Dates from July 1, 1998 through June 30, 2000.

(b)    Coordination with Pension Plan Payments.    Except as otherwise provided for in this Section 3.4 or in Section 3.6 below, a Participant’s vested Restoration Plan benefits shall be payable at the same time and in the same form as the Participant’s Pension Plan benefits. If a Participant’s Pension Plan benefits are payable in part as an annuity and in part as a lump sum or other non-annuity form, then the Participant’s entire Restoration Plan benefits shall be payable as an annuity (in the same annuity form as applicable in part to the Participant’s Pension Plan benefits). Any payment of Restoration Plan benefits in a form different than the form in which such benefits are otherwise stated shall be determined by the Personnel Group based on the applicable actuarial equivalency factors in effect from time to time under the Pension Plan. Notwithstanding any provision of the Restoration Plan to the contrary, if the amount of a Participant’s vested Lump Sum Benefit is less than or equal to Fifty Thousand Dollars ($50,000) as of the Participant’s Benefit Commencement Date, then such vested Restoration Plan benefits shall be payable to the Participant as soon as administratively practicable after the Benefit Commencement Date in a single cash payment (consistent with the provisions of Section 3.4(d)(i) below). In addition and notwithstanding any provision of the Restoration Plan to the contrary, if a Participant’s Pension Plan benefits are payable pursuant to a non-annuity installment payment method (e.g., as a result of having transferred amounts to the Pension Plan from the Bank of America 401(k) Plan), then the Participant’s vested Restoration Plan benefits shall be payable in a single cash payment in accordance with the provisions of Section 3.4(d) below.

(c)    Other Payment Methods.    Notwithstanding the provisions of Section 3.4(b) to the contrary, if a Participant’s entire Pension Plan benefits are payable in a single cash payment, then the Participant’s vested Restoration Plan benefits shall be payable in a payment method described in this Section 3.4(c) if elected in accordance with, and subject to, the following terms and provisions (except to the extent that the provisions of Section 3.4(h) may apply):

(i)    Timing of Elections.    A Participant who is in active service may make or change a payment option election among any of the payment options described in subparagraph (ii) below, subject to the provisions of subparagraph (iii) below. The election shall not become effective until the later of:

(A) the date that is twelve (12) months (or such lesser period as the Personnel Group may determine in its discretion consistent with the Corporation’s intent that benefits be subject to taxation as and when actually received by the Participant) after the date that the election is made if the Participant remains in active service throughout that period (as determined by the Personnel Group in its discretion); or

(B) the date the Participant becomes eligible for Retirement.

(ii)    Payment Methods.    The payment options from which a Participant may elect are as follows: (A) single cash payment, (B) five (5) annual installments or (C) ten (10) annual installments, as such methods are more fully described below.

(iii)    Form of Elections.    Any election made under this Section 3.4(c) shall be made on such form, at such time and pursuant to such procedures as determined by the Personnel Group in its sole discretion from time to time. A Participant may not have more than two (2) payment elections pending under this Section 3.4(c) at any one time.

(iv)    Failure to Elect.    For a Participant who does not yet have an election in effect under this Section 3.4(c) or for a Participant who fails to elect a payment option under this Section 3.4(c) (and assuming the Participant’s entire Pension Plan benefits are otherwise payable in a single cash payment), the method of payment shall be the single cash payment.

(d)    Single Cash Payments.    The following provisions shall apply with respect to single cash payments under the Restoration Plan for a Participant whose entire Pension Plan benefits are payable in a single cash payment:

(i)    Pre-Retirement or Lump Sum Benefit Under $50,000.    If a Participant terminates employment with the Participating Employers either (A) before eligibility for Retirement or (B) with a vested Lump Sum Benefit

(determined as of the Participant’s Benefit Commencement Date) that is Fifty Thousand Dollars ($50,000) or less (even if the Participant has elected and is otherwise eligible for installment payments), then the Participant’s vested Lump Sum Benefit shall be determined as of the Participant’s Benefit Commencement Date, and such final vested Lump Sum Benefit shall be paid in a single cash payment to the Participant (or to the Participant’s Beneficiary in the case of the Participant’s death) as soon as administratively practicable after the Benefit Commencement Date.

(ii)    Retirement and Lump Sum Benefit Over $50,000.    If a Participant Retires with a vested Lump Sum Benefit (determined as of the Participant’s Benefit Commencement Date) exceeding Fifty Thousand Dollars ($50,000) and with a single cash payment election in effect under Section 3.4(c), then such Participant’s vested Lump Sum Benefit shall be paid in a single cash payment to the Participant (or to the Participant’s Beneficiary in the case of the Participant’s death) either (A) within ninety (90) days following the end of the Plan Year in which the Retirement occurs if the Benefit Commencement Date is in the same Plan Year or (B) as soon as administratively practicable after the Benefit Commencement Date if the Benefit Commencement Date is in any subsequent Plan Year. In the case of payment in accordance with clause (A), the Personnel Group shall in its discretion establish procedures from time to time to cause the amount of such Lump Sum Benefit to be adjusted for the period between the Benefit Commencement Date and the applicable payment date.

(e)    Annual Installments.    If a Participant (whose entire Pension Plan benefits are payable in a single cash payment) Retires with a vested Lump Sum Benefit (determined as of the Participant’s Benefit Commencement Date) exceeding Fifty Thousand Dollars ($50,000) and with an installment payment election in effect under Section 3.4(c), then the amount of the annual installments shall be calculated and paid pursuant to the following provisions:

(i) Timing of Payments.    If the Participant’s Benefit Commencement Date occurs in the same Plan Year as the Participant’s Retirement, then the first installment shall be paid within ninety (90) days following the end of the Plan Year in which the Participant’s Benefit Commencement Date occurs, and each subsequent installment shall be paid within ninety (90) days following the end of each subsequent Plan Year during the selected payment period. If, however, the Participant’s Benefit Commencement Date occurs in a Plan Year after the Plan Year in which the Participant’s Retirement occurs, then the first installment shall be paid as soon as administratively practicable after the Benefit Commencement Date, the second installment shall be paid within ninety (90) days following the end of the Plan Year in which the Participant’s Benefit Commencement Date occurs, and each subsequent installment shall be paid within ninety (90) days following the end of each subsequent Plan Year during the selected payment period.

(ii)    Special Adjustment to Restoration Account.    If a Participant’s Lump Sum Benefit to be payable as annual installments is determined under the provisions of Section 3.5 (rather than based on the amount credited to the Participant’s Restoration Account), then in order to administer the payment of annual installments of such Lump Sum Benefit the Participant’s Restoration Account shall be adjusted (either up or down, as applicable) as of the Benefit Commencement Date to equal the amount of such Lump Sum Benefit.

(iii)    Amount of Installments.    The amount payable for each installment shall equal the Restoration Account balance as of either:

(A) the Benefit Commencement Date (in the case of the first installment payment made for a Benefit Commencement Date that occurs in a Plan Year after the Plan Year in which the Participant’s Retirement occurs), or

(B) the end of the applicable Plan Year (in the case of any other installment payment made within ninety (90) days following the end of a Plan Year)

divided by the number of remaining installments (including the installment then payable).

(iv)    Investment of Account During Payment Period.    The Participant’s Restoration Account, to the extent vested, shall continue to be credited with adjustments under Section 3.3 during the installment payment period as follows:

(A) if the Participant has elected to receive payment through five (5) annual installments, then the Participant shall be permitted to continue to direct the investment of the Participant’s unpaid Restoration Account balance in accordance with Section 3.3 during the payment period (i.e., from the Participant’s Benefit Commencement Date through the last day of the Plan Year preceding the last installment payment); and

(B) if the Participant has elected to receive payment through ten (10) annual installments, then the Participant’s unpaid Restoration Account balance shall be deemed invested in the Stable Capital Fund during the payment period (i.e., from the Participant’s Benefit Commencement Date through the last day of the Plan Year preceding the last installment payment).

(v)    Death of Participant.    If a Participant covered by this Section 3.4(e) dies, then the annual installments (or remaining annual installments in the case of death after commencement of payment) shall be paid to the Participant’s

Beneficiary as and when such installments would have otherwise been paid to the Participant had the Participant not died.

(f)    Vesting of Restoration Accounts.    Notwithstanding any provision of the Restoration Plan to the contrary, a Participant’s Restoration Plan benefits shall be vested if, and to the same extent, that the Participant’s Pension Plan benefits are vested. If, and to the extent that, a Participant’s Restoration Plan benefits are not vested on the date that the Participant terminates employment with the Participating Employers, such benefits shall be forfeited as of such date. However, if a Participant whose Restoration Plan benefits are forfeited subsequently returns to service with any Participating Employer, any such forfeitures shall be restored (adjusted for earnings on the same basis as restored forfeitures under the Pension Plan) as soon as administratively practicable after the date of such return to service (such restored benefits shall remain subject to the vesting requirements of this Section 3.4(f)).

(g)    Other Payment Provisions.    A Participant shall not be paid any portion of the Participant’s Restoration Account prior to the Participant’s termination of employment with the Participating Employers. Any Restoration Plan benefit or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Restoration Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Personnel Group, in its sole discretion, may decide, and the Personnel Group shall not be liable to any person for any such decision or any payment pursuant thereto.

(h)    Former SRP Participants.    Notwithstanding any other provisions in this Restoration Plan to the contrary, the following provisions shall apply to a Participant who was participating in the SRP as of June 30, 2000:

(i)    SRP Installment Elections.    If (A) the Participant has in effect as of June 30, 2000 an installment payment election (but not including an annuity payment election based on the Participant’s life or the joint life of the Participant and his or her Beneficiary) under the SRP (an “SRP Installment Election”) and (B) the Participant’s entire Pension Plan benefits are payable in a single cash payment, then the Participant’s vested Restoration Plan benefits shall be payable in the number of installments provided by such SRP Installment Election (even if the Participant is not eligible for Retirement) unless either (X) the Participant changes such election in accordance with the provisions of Section 3.4(c)(i) above or this Section 3.4(h) or (Y) the Participant’s vested Lump Sum Benefit is Fifty Thousand Dollars ($50,000) or less as of the Participant’s Benefit Commencement Date (in which case payment of such Lump Sum Benefit shall be in the form of a single cash payment in accordance with the provisions of Section 3.4(d)(i) above).

(ii)    Timing and Amount of Installment Payments.    Notwithstanding any provision of the SRP Installment Election to the contrary, the timing of the installment payments and the method for determining the amount of each installment payment shall be determined in accordance with the provisions of Section 3.4(e)(i), (ii) and (iii) above.

(iii)    Investments During Installment Payment Period.    Notwithstanding any provision of the SRP Installment Election to the contrary, if the SRP Installment Election had a payment period of five (5) years or less, then the Restoration Account may continue to be invested during the payment period in accordance with the Participant’s investment election as provided in Section 3.3 (consistent with the provisions of Section 3.4(e)(iv) applicable to five (5) annual installments). However, if the SRP Installment Election had a payment period in excess of five (5) years, then the Restoration Account shall be deemed invested in the Stable Capital Fund during the payment period (consistent with the provisions of Section 3.4(e)(iv) applicable to ten (10) annual installments).

(iv)    Special Right to Change Election.    If a Participant to which this Section 3.4(h) applies is not eligible for Retirement, then (A) the Participant may at any time elect to change the method of payment to a single cash payment (in accordance with Section 3.4(d) above) and (B) the Participant may elect on or before August 31, 2000 to change the method of payment to either five (5) or ten (10) year annual installments. In either case, such election shall not become effective until the date that is twelve (12) months (or such lesser period as the Personnel Group may determine in its discretion consistent with the Corporation’s intent that benefits be subject to taxation as and when actually received by the Participant) after the date that the election is made if the Participant remains in active service throughout that period (as determined by the Personnel Group in its discretion).

Section 3.5    Minimum and Special Benefits.    Notwithstanding any provision of the Restoration Plan to the contrary, if the Actuarial Equivalent single sum value of Amount A described below as of a Participant’s Benefit Commencement Date exceeds the sum of the Participant’s Restoration Account and Pension Plan Accounts as of such date, then the Participant’s Restoration Plan benefits shall equal the excess (if any) of Amount A over Amount B, where:

Amount A equals the Pension Plan benefits determined in accordance with the Applicable Minimum Benefits Provisions of the Pension Plan if (i) the Code Limitations did not apply to the Pension Plan, (ii) the Participant’s compensation under the Pension Plan included any amounts which were disregarded because of the Participant’s deferral of such amounts pursuant to an election under the Bank of America 401(k) Restoration Plan or any other nonqualified deferred compensation plan designated by the Personnel Group and (iii) the Participant’s compensation under the Pension Plan included the EIP Principal Amount of any annual incentive awards earned for performance periods beginning on or after January 1, 2002; and

Amount B equals the Participant’s actual Pension Plan benefits.

Restoration Plan benefits determined in accordance with the provisions of this Section 3.5 are subject to the limitation on certain incentive compensation set forth in Section 3.2(d) and shall be payable in accordance with the provisions of Section 3.4.

Section 3.6    Participants Without Restoration Accounts.    Notwithstanding any provision of the Restoration Plan to the contrary, if a Participant does not have a Restoration Account (for example, because the Participant commenced benefit payments under the Restoration Plan prior to conversion of the Pension Plan to a cash balance plan, because the Participant was in a “deferred vested” status prior to such date, or because the Participant was in pay status or was a deferred vested participant under a prior plan that was merged into the Restoration Plan as described in Section 5.7 below), the Participant’s Restoration Plan benefits shall be determined and paid in accordance with the provisions of the Restoration Plan as in effect prior to July 1, 1998 (or the provisions of any prior plan, if applicable); provided, however, that the Personnel Group may in its discretion (i) determine to pay out in a single cash payment any such benefits that as of a given determination date have an Actuarial Equivalent single sum value less than or equal to Fifty Thousand Dollars ($50,000), or (ii) otherwise modify the date(s) and/or form(s) of payment so long as the effect of any such modification does not further defer the date of payment(s).

Section 3.7    Coordination with SERP Payments.    In the event that a Covered Associate is eligible to receive SERP benefits, the Personnel Group may make such changes as it deems necessary or advisable to the payment and benefit calculation procedures described in this Article III in order to have the Covered Associate’s vested Restoration Plan benefits paid at the same time(s) and in the same form as the Covered Associate’s SERP benefits, so long as any such change does not otherwise reduce the Actuarial Equivalent amount of the Covered Associate’s vested Restoration Plan benefits.

Section 3.8    Special Provisions Related to Completion Incentives.    For a Participant who receives a Completion Incentive in a Plan Year which relates to one or more prior Plan Years, the following provisions shall apply:

(i)	The Personnel Group, upon consultation with the appropriate business unit, shall allocate the Completion Incentive among the applicable Plan Years for which it was deemed earned.

(ii)	The Participant shall receive Restoration Credits with respect to the Completion Incentive based on the Participant’s rate of Compensation Credits under the Pension Plan at the time the Completion Incentive is paid. However, for that purpose, the One Million Dollar ($1,000,000) limit on incentive compensation set forth in Section 3.2(d) above shall be applied separately with respect to each prior Plan Year for which the Completion Incentive was deemed earned taking into account the portion of the Completion Incentive allocated to each such prior Plan Year under subparagraph (i) above.

(iii)	The Restoration Credits attributable to the Completion Incentive shall be credited in an administratively reasonable time following notification to the Personnel Group of the Completion Incentive having been paid.

ARTICLE IV

AMENDMENT AND TERMINATION

Section 4.1    Amendment and Termination.    The Corporation shall have the right and power at any time and from time to time to amend the Restoration Plan in whole or in part, on behalf of all Participating Employers, and at any time to terminate the Restoration Plan or any Participating Employer’s participation hereunder; provided, however, that no such amendment or termination shall reduce the amount of a Participant’s Restoration Plan benefits on the date of such amendment or termination, or further defer the due dates for the payment of such benefits, without the consent of the affected person. In connection with any termination of the Restoration Plan, the Corporation shall have the authority to cause the Restoration Plan benefits of all current and former Participants (and Beneficiary of any deceased Participants) to be paid in a single sum payment as of a date determined by the Corporation or to otherwise accelerate the payment of all Restoration Plan benefits in such manner as the Corporation shall determine in its discretion.

Section 4.2    Change of Control

(a)    General.    Notwithstanding any provisions of the Restoration Plan to the contrary, on and after the date of a Change of Control (i) the provisions of the Restoration Plan may not be terminated, amended or modified if the Amendment or Termination Date is prior to the date immediately following the date of the Change of Control and (ii) with respect to any amendment to the Restoration Plan otherwise permissible under clause (i), the provisions of the Restoration Plan may not be terminated, amended or modified to reduce, eliminate or otherwise adversely affect in any manner the total amount of benefits that would have been payable to a Participant, or the method and timing by which such benefits would have been payable to the Participant, from time to time under the Restoration Plan, assuming for this purpose that the Participant had separated from service (as such term is defined in the Pension Plan) on the date immediately preceding the Amendment or Termination Date of any such amendment or termination; provided, however, the Corporation may terminate, amend or modify the Restoration Plan at any time prior to the date of a Change of Control in accordance with, and subject to, the provisions of Section 4.1.

(b)    Certain Benefits Disregarded.    In determining after a Change of Control the total amount of benefits payable under the Restoration Plan to or with respect to a Participant who is also a participant in either the NationsBank Supplemental Executive Retirement Plan or the NationsBank Supplemental Executive Retirement Plan for Senior Management Employees, the Participating Employers shall disregard the effect of any increase in the accrued benefit (as such term is defined in the Pension Plan) of such Participant as a result of Section 17.3 of the Pension Plan.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1    Nature of Plan and Rights.    The Restoration Plan is unfunded and intended to constitute an incentive and deferred compensation plan for a select group of officers and key management employees of the Participating Employers. If necessary to preserve the above intended plan status, the Committee, in its sole discretion, reserves the right to limit or reduce the number of actual Participants and otherwise to take any remedial or curative action that the Committee deems necessary or advisable. The Restoration Accounts established and maintained under the Restoration Plan by a Participating Employer are for accounting purposes only and shall not be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by a Participating Employer to such Restoration Accounts are and for all purposes shall continue to be a part of the general assets of such Participating Employer, and to the extent that a Participant, beneficiary or estate acquires a right to receive payments from such Participating Employer pursuant to the Restoration Plan, such right shall be no greater than the right of any unsecured general creditor of such Participating Employer.

Section 5.2    Termination of Employment.    For the purposes of the Restoration Plan, a Participant’s employment with a Participating Employer shall not be considered to have terminated so long as the Participant is in the employ of any Participating Employer, other member of the Affiliated Group or any other entity as the Personnel Group may designate.

Section 5.3    Spendthrift Provision.    No Restoration Plan benefits or other right or interest under the Restoration Plan of a Participant or Beneficiary may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of the Participant or Beneficiary. Notwithstanding the foregoing, the Participating Employers shall have the right to offset from a Participant’s unpaid benefits under the Restoration Plan any amounts due and owing from the Participant to the extent permitted by law.

Section 5.4    Employment Noncontractual.    The establishment of the Restoration Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with his Participating Employer, and such Participating Employer may terminate the employment of the Participant as freely and with the same effect as if the Restoration Plan had not been established.

Section 5.5    Adoption by Other Participating Employers.    The Restoration Plan may be adopted by any Participating Employer participating under the Pension Plan, such adoption to be effective as of the date specified by such Participating Employer at the time of adoption.

Section 5.6    Applicable Law.    The Restoration Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

Section 5.7    Merged Plans.    From time to time the Participating Employers may cause other nonqualified plans to be merged into the Restoration Plan. Schedule 5.7 attached hereto sets forth the names of the plans that merged into the Restoration Plan by July 1, 2000 and their respective merger dates. Schedule 5.7 shall be updated from time to time to reflect mergers after July 1, 2000.

Upon such a merger, the accrued benefits immediately prior to the date of merger of each participant in the merged plan shall be transferred and credited as of the merger date to a Restoration Account established under the Restoration Plan for such participant. From and after the merger date, the participant’s rights shall be determined under the Restoration Plan, and the participant shall be subject to all of the restrictions, limitations and other terms and provisions of the Restoration Plan. Not in limitation of the foregoing, the Restoration Account established for the participant as a result of the merger shall be periodically adjusted when and as provided in Section 3.3 hereof as in effect from time to time and shall be paid at such time and in such manner as provided in Section 3.4 hereof, except to the extent otherwise provided on Schedule 5.7. Notwithstanding any provision of this Section 5.7 to the contrary and subject to the provisions of Section 3.6, a participant in a merged plan that is in pay status or is a terminated employee in a deferred vested status as of the plan merger date shall continue to be eligible to receive benefits as and when provided under the terms of the merged plan as in effect immediately prior to such merger. The Personnel Group shall, in its discretion, establish any procedures it deems necessary or advisable in order to administer any such plan mergers, including without limitation procedures for transitioning from the method of account adjustments under the prior plan to the methods provided for under the Restoration Plan.

Section 5.8    Status Under the Act.    The Restoration Plan is maintained for purposes of providing deferred compensation for a select group of management or highly compensated employees. In addition, to the extent that the Restoration Plan makes up benefits limited under the Pension Plan as a result of Section 415 of the Code, the Restoration Plan shall be considered an “excess benefit plan” within the meaning of the Act.

Section 5.9    Claims Procedure.    Any claim for benefits under the Restoration Plan by a Participant or Beneficiary shall be made in accordance with the claims procedures set forth in the Pension Plan.

Section 5.10    Limited Effect of Restatement.    Notwithstanding anything to the contrary contained in the Plan, to the extent permitted by the Act and the Code, this instrument shall not affect the availability, amount, form or method of payment of benefits being paid before the effective date hereof, or to be paid on or after the effective date hereof, to any Participant or former Participant (or a Beneficiary of either) in the Restoration Plan who is not an active Participant on or after the effective date hereof, said availability, amount, form or method of payment of benefits, if any, to be determined in accordance with the applicable provisions of the Restoration Plan as in effect prior to the effective date hereof.

Section 5.11    Binding Effect.    The Restoration Plan (including any and all amendments thereto) shall be binding upon the Participating Employers, their respective successors and assigns, and upon the Participants and their Beneficiaries and their respective heirs, executors, administrators, personal representatives and all other persons claiming by, under or through any of them.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, this instrument has been executed by the Corporation on December 20, 2002.

BANK OF AMERICA CORPORATION

By:	/S/ J. STEELE ALPHIN
Title: Corporate Personnel Executive

EXHIBIT A

Payment Provisions in Effect From July 1, 1998 through June 30, 2000

(a)    Applicable Provisions.    The provisions of this Exhibit A shall apply to the payment of Restoration Plan benefits for Benefit Commencement Dates from July 1, 1998 through June 30, 2000. Except as otherwise provided herein, the provisions of the Plan (including Section 3.4) shall control.

(b)    Coordination with Pension Plan Payments.    Except as otherwise provided for in this Exhibit A or Section 3.6 above, a Participant’s vested Restoration Plan benefits shall be payable at the same time and in the same form as the Participant’s Pension Plan benefits. If a Participant’s Pension Plan benefits are payable in part as an annuity and in part as a lump sum or other non-annuity form, then the Participant’s entire Restoration Plan benefits shall be payable as an annuity (in the same annuity form as applicable in part to the Participant’s Pension Plan benefits). Any payment of Restoration Plan benefits in a form different than the form in which such benefits are otherwise stated shall be determined by the Personnel Group based on the applicable actuarial equivalency factors in effect from time to time under the Pension Plan. Notwithstanding any provision of the Restoration Plan to the contrary, if a Participant’s vested Lump Sum Benefit is less than or equal to Ten Thousand Dollars ($10,000) as of the Participant’s Benefit Commencement Date, then such vested Lump Sum Benefits shall be payable to the Participant as soon as administratively practicable after the Benefit Commencement Date in a single cash payment (consistent with the provisions of paragraph (d)(i) below). In addition and notwithstanding any provision of the Restoration Plan to the contrary, if a Participant’s Pension Plan benefits are payable pursuant to a non-annuity installment payment method (e.g., as a result of having transferred amounts to the Pension Plan from the Bank of America 401(k) Plan), then the Participant’s Restoration Plan benefits shall be payable in a single cash payment in accordance with the provisions of paragraph (d) below.

(c)    Other Payment Methods.    Notwithstanding the provisions of paragraph (b) above to the contrary, if a Participant’s entire Pension Plan benefits are payable in a single cash payment, then the Participant’s vested Restoration Plan benefits shall be payable in a payment method described in this Exhibit A if elected in accordance with, and subject to, of the following terms and provisions:

(i)    A Participant who first begins to participate in the Restoration Plan after having attained age fifty-four (54) shall, at the time of the Participant’s initial participation, irrevocably elect one of the payment options described in subparagraph (iii) below.

(ii)    For a Participant who first begins to participate in the Restoration Plan before having attained age fifty-four (54), such Participant shall, upon attainment of age fifty-four (54), be given the opportunity to irrevocably elect one of the payment options described in subparagraph (iii) below.

(iii)    The payment options from which a Participant may elect are as follows: (A) single cash payment, (B) five (5) annual installments or (C) ten (10) annual installments, as such methods are more fully described below.

(iv)    Any election made under this paragraph shall be made on such form, at such time and pursuant to such procedures as determined by the Personnel Group in its sole discretion from time to time. An election made under subparagraph (i) shall be effective upon the later of the date of such election or the attainment of age fifty-five (55). An election made under subparagraph (ii) shall not become effective until the attainment of age fifty-five (55) (or such later date as may be specified in the election).

(v)    For a Participant who does not yet have an election in effect under this paragraph or for a Participant who fails to elect a payment option under this paragraph, the method of payment shall be the single cash payment. In addition, if the Lump Sum Benefit of a Participant who is to be paid by the installment method is less than Ten Thousand Dollars ($10,000) determined as of the Benefit Commencement Date, then the method of payment shall be the single cash payment.

(d)    Single Cash Payments.    The following provisions shall apply with respect to single cash payments under the Restoration Plan for a Participant whose entire Pension Plan benefits are payable in a single cash payment:

(i)    Pre-Age 55 or Lump Sum Benefit Under $10,000.    If a Participant terminates employment with the Participating Employers either (A) before attainment of age fifty-five (55) or (B) with a vested Lump Sum Benefit (determined as of the Participant’s Benefit Commencement Date) that is Ten Thousand Dollars ($10,000) or less (even if the Participant has elected and is otherwise eligible for installment payments), then the Participant’s vested Lump Sum Benefit shall be determined as of the Participant’s Benefit Commencement Date, and such final vested Lump Sum Benefit shall be paid in a single cash payment to the Participant (or to the Participant’s Beneficiary in the case of the Participant’s death) as soon as administratively practicable after the date of the Benefit Commencement Date.

(ii)    After Age 55 and Lump Sum Benefit Over $10,000.    If a Participant terminates employment with the Participating Employers after attainment of age fifty-five (55) with a vested Lump Sum Benefit (determined as of the Participant’s Benefit Commencement Date) exceeding Ten Thousand Dollars ($10,000) and with a single cash payment election in effect under paragraph (c) above, then such Participant’s vested Lump Sum Benefit shall be paid in a single cash payment to the Participant (or to the Participant’s Beneficiary in the case of the Participant’s death) either (A) on or about March 31 of the Plan Year following the end of the Plan Year in which the termination of

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employment occurs if the Benefit Commencement Date is in the same Plan Year as such termination or (B) as soon as administratively practicable after the Benefit Commencement Date if the Benefit Commencement Date is in any subsequent Plan Year. In the case of payment in accordance with clause (A), the Personnel Group shall in its discretion establish procedures from time to time to cause the amount of such Lump Sum Benefit to be adjusted for the period between the Benefit Commencement Date and the applicable payment date.

(e)    Annual Installments.    If a Participant (whose entire Pension Plan benefits are payable in a single cash payment) terminates employment with the Participating Employers after attainment of age fifty-five (55) with a vested Lump Sum Benefit (determined as of the Participant’s Benefit Commencement Date) exceeding Ten Thousand Dollars ($10,000) and with an installment payment election in effect under paragraph (c) above, then the amount of the annual installments shall be calculated and paid pursuant to the following provisions:

(i)    Timing of Payments.    If the Participant’s Benefit Commencement Date occurs in the same Plan Year as the Participant’s termination of employment, then the first installment shall be paid on or about March 31 of the Plan Year following the Plan Year in which the Participant’s Benefit Commencement Date occurs, and each subsequent installment shall be paid on or about each subsequent March 31 during the selected payment period. If, however, the Participant’s Benefit Commencement Date occurs in a Plan Year after the Plan Year in which the Participant’s termination of employment occurs, then the first installment shall be paid as soon as administratively practicable after the Benefit Commencement Date, the second installment shall be paid on or about March 31 of the Plan Year following the Plan Year in which the Participant’s Benefit Commencement Date occurs, and each subsequent installment shall be paid on or about each subsequent March 31 during the selected payment period.

(ii)    Special Adjustment to Restoration Account.    If a Participant’s Lump Sum Benefit to be payable as annual installments is determined under the provisions of Section 3.5 (rather than based on the amount credited to the Participant’s Restoration Account), then in order to administer the payment of annual installments of such Lump Sum Benefit the Participant’s Restoration Account shall be adjusted (either up or down, as applicable) as of the Benefit Commencement Date to equal the amount of such Lump Sum Benefit.

(iii)    Amount of Installments.    The amount of the annual installments shall be calculated, based on the vested Restoration Account balance as of the initial installment payment date, as equal annual installments amortized over the selected payment period using the “GATT rate” then in effect as determined by the Personnel Group. In the case of an initial installment payment date that is on or about March 31 of the Plan Year following the Plan Year in which the Benefit Commencement Date occurs, the Personnel Group shall in its discretion establish

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procedures from time to time to cause the Restoration Account to be adjusted for the period between the Benefit Commencement Date and such March 31.

(iv)    Death of Participant.    If a Participant covered by this paragraph (e) dies, then the annual installments (or remaining annual installments in the case of death after commencement of payment) shall be paid to the Participant’s Beneficiary as and when such installments would have otherwise been paid to the Participant had the Participant not died.

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SCHEDULE 5.7

MERGED PLANS AS OF JULY 1, 2000

Plan Name	Date of Merger
BankAmerica Supplemental Retirement Plan (but only as to BankAmerica Pension Plan restored benefits)	July 1, 2000